Exhibit 99.5


CNF
3240 HILLVIEW AVENUE, PALO ALTO, CA 94304-1297 (650) 494-2900   NEWS RELEASE


          Contacts:

                                                Investors - Patrick Fossenier
                                                               (650) 813-5353

                                                       Media -- Nancy Colvert
                                                               (650) 813-5336


         DOUGLAS STOTLAR SUCCEEDS GERALD L. DETTER AS CEO OF CON-WAY

PALO ALTO, Calif. -  Dec. 3, 2004 - CNF Inc. (NYSE:CNF) announced today that

Douglas Stotlar, executive vice president and chief operating officer of Con-

Way Transportation Services Inc., has been named president and chief executive officer of Con-Way and a senior vice president of CNF.

     Stotlar succeeds Gerald L. Detter, who is retiring from his executive positions at Con-Way and CNF.  Detter has agreed to serve as an advisor to the company until Jan. 31, 2006.

     "Doug Stotlar is an experienced manager with strong leadership skills and we are delighted that he will be expanding his responsibilities at Con-

Way," said W. Keith Kennedy, Chairman of the Board of CNF.  "Having served with Con-Way since 1985, he is exceptionally well-suited to lead the carrier to a new phase in its growth.

     "Jerry Detter has been instrumental in building Con-Way into the premier

LTL carrier in North America," said Kennedy.  "Jerry has also been a leader for the entire industry, having served for many years on the executive committee of the American Trucking Associations.  We wish him well."

     Detter, 60, who since 1997 has been chief executive of Con-Way, the company's $2.6 billion regional less-than-truckload motor carrier, is retiring after 40 years in the trucking business, all of which was spent with

Con-Way, CNF and its predecessor, Consolidated Freightways.

     Stotlar, 44, has been Con-Way executive vice president since 1999.  He was named chief operating officer in 2002.  Prior to that, Stotlar headed

Con-Way NOW, the company's successful time-definite freight services carrier.

He first joined Con-Way as a freight supervisor for Con-Way Central Express and has successfully worked in a variety of positions of increasing responsibility at the regional carrier.

     Stotlar, who will continue to be based at Con-Way's headquarters in Ann

Arbor, Mich., is a graduate of Ohio State University.





     CNF Inc. is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight,

customs brokerage, global logistics management and trailer manufacturing.



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